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                                  THE MAS FUNDS

                                   Rule 18f-3
                               Multiple Class Plan

                               ____________, 1996

                  MAS Funds (the "Fund"), a registered investment company that currently consists of a number of separately managed portfolios, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each portfolio listed on Schedule A hereto (each a "Portfolio").

A. Attributes of Share Classes

                  1. The rights of each class of shares of the Portfolios shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate") as each such Certificate is approved by the Fund's Board of Trustees and as attached hereto as Exhibits.

                  2. With respect to each class of shares created hereunder, each share of a Portfolio will represent an equal pro rata interest in the Portfolio and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Fund's Prospectus; (iii) each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Distribution Plan"), and separately bear any other service fees ("service fees") that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the Distribution Plan; (iv) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio's operations which are directly attributable to such class ("Class Expenses"); and (v) shareholders of each class will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to such class (such as a Distribution Plan or service agreement relating to such class), and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.



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B. Expense Allocations

                  With respect to each Portfolio, the expenses of each class shall be allocated as follows: (i) any Rule 12b-1 fees relating to a particular class of shares associated with a Distribution Plan or service fees relating to a particular class of shares are (or will be) borne exclusively by that class;
(ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

                  Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).

C. Amendment of Plan; Periodic Review

                  This Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board.

                  The Board of Trustees of the Fund, including a majority of the Trustees who are not "interested persons" of the Fund as defined in the 1940 Act, must review this Plan at least quarterly for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan. In approving any material amendment to the Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Fund, must find that the amendment is in the best interests of each class individually and the Fund as a whole.



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                                   Schedule A
                                   ----------

                                    MAS Funds

Portfolio
---------

Balanced
Cash Reserves
Domestic Fixed Income
Emerging Markets
Equity
Fixed Income
Fixed Income II
Global Fixed Income
Growth
High Yield
Intermediate Duration
International Equity
International Fixed Income
Limited Duration
Mid Cap Growth
Mid Cap Value
Mortgage-Backed Securities
Multi-Asset-Class
Municipal
PA Municipal
Select Equity
Small Cap Value
Special Purpose Fixed Income
Value

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                                                                       Exhibit A

                                    MAS FUNDS
                        CERTIFICATE OF CLASS DESIGNATION

                           Institutional Class Shares

1. Class-Specific Distribution Arrangements; Other Expenses.

         Institutional Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fee or service fees.

2. Eligibility of Purchasers

         Institutional Class Shares generally require a minimum initial investment of $5,000,000 and are available only to contractual clients of Miller Anderson & Sherrerd, LLP. Shareholders who hold shares of a Portfolio on January 31, 1996 will automatically receive Institutional Class Shares of that Portfolio.

3. Exchange Privileges

         Institutional Class Shares of each Portfolio may be exchanged for Institutional Class Shares of each other Portfolio of the Fund in accordance with the procedures disclosed in the Fund's Prospectus and subject to any applicable limitations resulting from the closing of Portfolios to new investors.

4. Voting Rights

         Each Institutional Class shareholder will have one vote for each full Institutional Class Share held and a fractional vote for each fractional Institutional Class Share held. Institutional Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Institutional Class (such as a distribution plan or service agreement relating to the Institutional Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Institutional Class Shareholders differ from the interests of holders of any other class.

5. Conversion Rights


         Institutional Class Shares may be converted into Investment Class Shares if the value of the client's account with the Miller Anderson & Sherrerd, LLP falls below $5,000,000 (other than a decrease in value due to market value changes) and the client fails to increase the value of the account to $5,000,000 within thirty days after notice is sent to the client. Thereafter, the Fund may, in its discretion, convert such client's Investment Class Shares into Institutional Class Shares if the client invests additional assets in the account such that the value of the account equals or exceeds $5,000,000.




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                                                                       Exhibit B

                                    MAS FUNDS
                        CERTIFICATE OF CLASS DESIGNATION


                             Investment Class Shares


1. Class-Specific Distribution Arrangements; Other Expenses.


         MAS Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fee. MAS Class Shares are subject to a shareholder service fee. The Fund, on behalf of the applicable Portfolio, will make monthly payments to the Distributor under the form of the Shareholder Service Agreement approved by the Board of Trustees at an annual rate of up to .15% of each Portfolio's average daily net assets attributable to MAS Class Shares. The Distributor may use the shareholder service fee to compensate financial intermediaries, plan fiduciaries, and investment professionals, including Miller Anderson & Sherrerd, LLP ("Service Providers"), for providing one or more personal services to MAS Class shareholders (including, where applicable, any underlying beneficial owners) identified in the Shareholder Service Agreement.


2. Eligibility of Purchasers

         MAS Class Shares generally require a minimum initial investment of $1,000,000.

3. Exchange Privileges

         MAS Class Shares of each Portfolio may be exchanged for MAS Class Shares of each other Portfolio of the Fund in accordance with the terms of the investing defined contribution plan and the procedures disclosed in the Fund's Prospectus. Exchanges are subject to any applicable limitations resulting from the closing of Portfolios to new investors.

4. Voting Rights

         Each MAS Class shareholder will have one vote for each full MAS Class Share held and a fractional vote for each fractional MAS Class Share held. MAS Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the MAS Class (such as a distribution plan or service agreement relating to the MAS Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the MAS Class shareholders differ from the interests of holders of any other class.


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5. Conversion Rights


         Investment Class Shares may be converted into Adviser Class Shares if the value of the client's investment in MAS Funds falls below $1,000,000 (other than a decrease in value due to market value changes) and the client fails to increase the value of the account to $1,000,000 within thirty days after notice is sent to the client. Thereafter, the Fund may, in its discretion, convert such client's Adviser Class Shares into Investment Class Shares if the client invests additional assets in the MAS Funds such that the value of the account equals or exceeds $1,000,000.


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                                                                       Exhibit C

                                    MAS FUNDS
                        CERTIFICATE OF CLASS DESIGNATION

                              Adviser Class Shares

1. Class-Specific Distribution Arrangements; Other Expenses.

         Adviser Class Shares are sold without a sales charge, but are subject to a Rule 12b-1 fee. The Fund, on behalf of the applicable Portfolio, will make monthly payments to the Distributor under the Distribution Plan approved by the Board of Trustees at an annual rate of up to .25% of each Portfolio's average daily net assets attributable to Investment Class Shares. The Distributor will use the Rule 12b-1 fee it receives for (i) compensation for its services in connection with distribution assistance or provision of shareholder or account maintenance services, or (ii) payments to financial intermediaries, plan fiduciaries, and investment professionals, including Miller Anderson & Sherrerd, LLP ("Service Providers") for providing distribution support services, and/or account maintenance services to shareholders (including, where applicable, any underlying beneficial owners) of Investment Class Shares.

2. Eligibility of Purchasers

         Adviser Class Shares generally require a minimum initial investment of $500,000.

3. Exchange Privileges

         Investment Class Shares of each Portfolio may be exchanged for Investment Class Shares of each other Portfolio of the Fund in accordance with the procedures disclosed in the Fund's Prospectus and subject to any applicable limitations resulting from the closing of Portfolios to new investors.


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4. Voting Rights

         Each Investment Class shareholder will have one vote for each full Investment Class Share held and a fractional vote for each fractional Investment Class Share held. Investment Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Investment Class (such as a distribution plan or service agreement relating to the Investment Class), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Investment Class shareholders differ from the interests of holders of any other class.

5. Conversion Rights

         Investment Class Shares do not have a conversion feature.